Exhibit 99.1

For Immediate Release

LightPath Technologies Strengthens Management Team

Donald O. Retreage, Jr. Appointed Chief Financial Officer; New Senior
Finance/Administration Position Created to Accommodate Continued Growth

ORLANDO, FL – June 5, 2018 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced that it is strengthening its senior leadership team to support its ongoing growth strategy. Dorothy M. Cipolla, the Company’s current Chief Financial Officer, has been named Vice President and Executive Director of Compliance, Treasury and Tax, a newly created position, effective June 18, 2018. In connection with this new position, Ms. Cipolla will resign as Chief Financial Officer effective as of the same date. Donald O. Retreage, Jr. has been named as the Company’s new Chief Financial Officer, effective June 18, 2018.

“LightPath has gone through a significant transformation over the past few years. Our business has diversified internationally as we have become a global leader of infrared and visible optical technologies with revenues exceeding $28 million in fiscal 2017, representing a 200% increase in revenues as compared to $14 million in fiscal 2015. As we continue to implement our strategic growth plan, we are mindful of the planning needed to optimize all facets of the organization, including facilities management, technical capabilities, product roadmap, capitalization and capital investments, balance sheet strength, and financial controls. Effective implementation and management of these areas required the expansion of our senior leadership team,” said Jim Gaynor, President and Chief Executive Officer of LightPath.

“We determined the need to create a new role, which we believe is critical to our overall financial strategy due to the increased complexity of our domestic and international operations along with our anticipated continued growth. Cash management, tax issues, foreign currency exchange, and public company reporting requirements continue to increase in complexity and scope requiring full time attention. Reflecting our preference to promote from within, and after conducting a comprehensive search, we concluded that the best candidate to fill the newly created finance and administrative role is our current Chief Financial Officer, Dorothy Cipolla. Dorothy has made significant contributions to the success of LightPath during the past 12 years and we are gratified by her continued commitment to the Company as we embark on our next phase of growth. We are equally excited to welcome Donald Retreage, Jr. to our expanding team as our new Chief Financial Officer. With the strengthening of our senior leadership team, particularly in the areas of finance and strategy, we are far better positioned to capitalize on the opportunities ahead.”

Donald Retreage, Jr. is a corporate leader with vast experience of nearly 25 years in international finance and accounting, a financial management expert with a proven track record of accelerating revenue growth, and adept at strategic decision-making resulting directly in maximized workforce productivity and business profitability. He brings to LightPath a multi-faceted skillset that effectively aligns strategic initiatives with corporate targets across revenue generation, cost controls, financial reporting, staff development, employee engagement, and public company valuation metrics. Mr. Retreage comes to LightPath from Houser Logistics, Inc., where he served as Senior Vice President. After graduating from the University of Louisiana of Lafayette with a Bachelor of Science in Business Administration, Accounting & Finance, he spent the majority of his career in increasingly progressive financial and operational roles for multinational corporations, including Seaboard Corporation and Sodexho/Universal Ogden Services.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in New York, Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation (“ISP”), manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future sales growth. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO	Jordan Darrow
LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 512-551-9296
jgaynor@lightpath.com	jdarrow@darrowir.com
Web: www.lightpath.com	Web:www.darrowir.com